Loan No. RI1304T01

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated _____July 29_______________, 2014 (the “MLA”), is entered into as of _________July 29_____________, 2014 between AGSTAR FINANCIAL SERVICES, FLCA (“Lead Lender”) and HERON LAKE BIOENERGY, LLC, Heron Lake, Minnesota (the “Company”).

SECTION 1. The Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Lead Lender agrees to make loans to the Company from the date hereof, up to and including March 1, 2022, in an aggregate principal amount not to exceed, at any one time outstanding, $28,000,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 5 (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving Agent ten (10) days prior written notice. Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction. Any such reduction shall be treated as an early, voluntary reduction of the Commitment amount and shall not delay or reduce the amount of any scheduled Commitment reduction under Section 5 hereof, but rather shall result in an earlier expiration of the Commitment and final maturity of the loans.

SECTION 2.    Purpose. The purpose of the Commitment is to provide working capital to the Company and refinance the existing indebtedness with AgStar Financial Services, FLCA.

SECTION 3.    Term. Intentionally Omitted.

SECTION 4.    Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)    One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.25% above the rate reported at 11:00 a.m. London time for the offering of one (1)‑month U.S. dollars deposits, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent (as defined in the MLA) from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day[MAP_PPREFERENCE4]. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances

Revolving Term Loan Supplement RI1304T01                                -2-
Heron Lake BioEnergy, LLC
Heron Lake, Minnesota

subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)    LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 3.25%. Under this option: (1) rates may be fixed for "Interest Periods" (as hereinafter defined) of 1, 2, 3, 6, or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five; and (4) rates may only be fixed on a "Banking Day" (as hereinafter defined) on three Banking Days’ prior written notice. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as herein defined] or required by any other federal law or regulation) reported at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market); (b) "Banking Day" shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company's local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent's request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent's option upon written notice to the Company, interest shall be

Revolving Term Loan Supplement RI1304T01                                -3-
Heron Lake BioEnergy, LLC
Heron Lake, Minnesota

payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5.    Promissory Note. The Company promises to repay on the date of each reduction in the Commitment, the outstanding principal, if any, that is in excess of the available balance. The available balance shall be decreased by $3,500,000.00 on March 1st of each year beginning March 1, 2015, and continuing through and including March 1, 2021, followed by a final reduction at the expiration of the Commitment on March 1, 2022, at which time any outstanding balance shall be due and payable in full. If any installment due date is not a day on which Agent is open for business, then such payment shall be made on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.

SECTION 6.    Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). During the term of the Commitment, prepayments shall be applied to such balances, fixed or variable, as the Company shall specify. After the expiration of the term of the Commitment, prepayments shall, unless Agent otherwise agrees, be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as Agent shall specify.

In addition to the foregoing, prepayment of any loan balance due to refinancing, or refinancing of any unadvanced Commitment, up to and including July 1, 2016, will result in a 2% prepayment charge in addition to any broken funding surcharges which may be applicable, based on the total amount of the Commitments in effect at such time.

SECTION 7.    Security. The Company’s obligations hereunder and, to the extent related hereto, under the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

SECTION 8.    Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 0.50% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

SECTION 9.    Administrative Fee. The Company agrees to pay to Agent on execution hereof and on each July 1 thereafter, for as long as the Company has commitments from Lead Lender or Agent, an administrative fee in the amount of $2,500.00.

Revolving Term Loan Supplement RI1304T01                                -4-
Heron Lake BioEnergy, LLC
Heron Lake, Minnesota

SECTION 10.    Loan Origination Fee. In consideration of the Commitment, the Company agrees to pay to Agent on the execution hereof a loan origination fee in the amount of $28,000.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

AGSTAR FINANCIAL SERVICES, FLCA			HERON LAKE BIOENERGY, LLC
	/s/ Robert Atwood		/s/ Steve A. Christensen
By:	Bob Atwood	By:	By: Steve A. Christensen

Title:	Mgr. Agency Desk and Team Leader	Title:	CEO